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                                                                    EXHIBIT 4.19

November 9, 2001

Steelcase Inc.
901 44th Street SE
CH-23-06
Grand Rapids, MI 4508
Attention: Chief Financial Officer

Steelcase Financial Services Ltd.
1 Steelcase Road West
Markham, Ontario
L3R OT3
Attention: Chief Financial Officer

Dear Sirs:

We refer to the facility agreement dated as of May 24, 2001 between Royal Bank of Canada (the "Bank") and Steelcase Financial Services Ltd. (the "Borrower"), as borrower, (the "Facilities Agreement") and to the Guarantee dated as of May 24, 2001 (the "Guarantee") made by Steelcase Inc. (the "Guarantor") for the benefit of the Bank relating to the indebtedness of the Borrower to the Bank under the Facilities Agreement. We hereby confirm our agreement, and each of you hereby agrees, to amend the Facilities Agreement and the Guarantee, subject to the following terms and conditions.

1.       DEFINITIONS:

         Capitalized terms used and not defined herein have the meanings ascribed to such terms in the Facilities Agreement and the Guarantee.

2.       AMENDMENTS:

         (a) The definition of "Shareholders' Equity" in the Facilities Agreement is deleted in its entirety and replaced with the following:

                  ""Shareholders' Equity" means the aggregate of stated capital, retained earnings and Subordinated Debt; provided that there
                                                           --------
                  shall be excluded from the calculation of Shareholders' Equity non-recurring non-cash charges attributable to the implementation of SFAS 142 not in excess of $150,000,000 in the aggregate for any Fiscal Year;"

         (b) Covenant (c)(i) of Section 6 of the Guarantee is deleted in its entirety and replaced with the following:

         (c)


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                  "(i) its Shareholders' Equity as at the end of each fiscal quarter in an amount not less than the difference between (a) the sum of (i) the Shareholders' Equity as of February 25, 2000, plus (ii) 25% of Net Income (if a positive number) from February 25, 2000 to the then most recent Fiscal Year End or Fiscal Second Quarter End, plus (iii) all Additions to Capital from February 25, 2000 to the then most recent Fiscal Year End or Fiscal Second Quarter End, and (b) $1,500,000,000;"

3.       CONSENT:

         Each of the Borrower and the Guarantor confirms its agreement and consents to all the terms and conditions of this amending agreement.

4.       GENERAL:

         (a) Each of the Borrower and the Guarantor agrees to take such action and execute and deliver such further documents as shall be reasonably required by the Bank in order to give effect to and carry out the intentions of this amending agreement.

         (b) Each of the Facilities Agreement and the Guarantee, as amended hereby, is hereby ratified and confirmed and remains in full force and effect, binding upon the parties in accordance with their respective terms.

         (c) This amendment shall be construed in accordance with and governed by the laws of Ontario, insofar as it relates to the amendment of the Facilities Agreement, and the laws of New York, insofar as it relates to the amendment of the Guarantee.

         (d) This amending agreement may be executed and delivered in counterparts, each of which when executed and delivered is an original, but both of which together constitute one and the same agreement.

        (e) The date on which this amending agreement becomes effective as the date appearing on the first page hereof.

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Please acknowledge your acceptance of the above terms and conditions by signing the attached copy of this letter in the space provided below and returning it to the undersigned.

Yours truly,

ROYAL BANK OF CANADA

By:  /s/  B. R. Baker
     ----------------

Name/Title:  B. R. Baker, Sr. Account Manager

By:  /s/ John Race
     -------------

Name/Title: JOHN RACE
            Sr. Acc. Mgr.



We acknowledge and accept the terms and conditions of this amending agreement as of the 9th day of November, 2001, which acceptance is effective as of the date first above written.

STEEL CASE INC.

By: /s/ Gary P. Malburg
    -------------------

Name/Title: GARY P. MALBURG
            ----------------
            VICE PRESIDENT & TREASURER


STEELCASE FINANCIAL SERVICES LTD.

By:  /s/ Thomas P. Sullivan
     ----------------------

Name/Title: Thomas P. Sullivan
            -------------------
            VP & CFO